Exhibit 99.1

NEWS RELEASE

PHH Corporation Commences Exchange Offer for Any and All of its 6.00% Convertible Senior Notes Due 2017

Mount Laurel, NJ — May 6, 2015 — PHH Corporation (NYSE: PHH) (“PHH”, or “we”) today announced the commencement of an exchange offer (the “Offer”) for any and all of its 6.00% Convertible Senior Notes Due 2017 (the “Notes”).

The Notes, which are convertible into shares of PHH’s common stock, have an outstanding aggregate principal amount of $245.0 million. Holders who elect to exchange their Notes in the Offer will receive, for each $1,000 principal amount of Notes validly tendered and accepted, $1,125.00 in cash, plus accrued and unpaid interest on such Note from June 15, 2015 up to, but excluding, the settlement date for the Offer, and a number of shares of PHH common stock which will be fixed by 4:30 p.m., New York City time, on the expiration date of the Offer (the “Expiration Date”) and will equal the sum of the daily settlement amounts for each trading day during the twenty five trading days ending on, and including, the Expiration Date. The daily settlement amount for each trading day will be the quotient of: (a) 1/25 multiplied by (b) (i) 78.2014 shares of PHH common stock multiplied by the weighted average trading price of PHH common stock on such trading day, minus (ii) 1,000, divided by (c) such weighted average trading price of PHH common stock.

The purpose of the Offer is to reduce our outstanding indebtedness and interest expense.  We are commencing the Offer at this time because, among other reasons, the premium at which the Notes have traded above par has declined materially and because the Notes represent our unsecured debt with the highest effective interest rate.  We also believe the Offer can mitigate dilution that could result from the conversion of the tendered Notes, particularly if we experience an increase in stock price from the continued successful execution of our re-engineering and growth actions.  Although a successful Offer may result in unsecured debt levels below our targets, we believe the transaction is accretive to shareholders and provides a reasonable return on invested cash given current and projected liquidity needs.  Following the Offer, as soon as we are legally permitted to do so, we intend to commence a $250 million open market share repurchase program, with the goal of completing the repurchases by March 31, 2016.  Any open market share repurchases will be subject to market and business conditions, the trading price of our common stock and the nature of other investment opportunities.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on Monday, June 15, 2015, unless extended or earlier terminated, and is expected to settle on or about Thursday, June 18, 2015. Notes must be tendered prior to the expiration of the Offer, and tendered Notes may be withdrawn at any time prior to the expiration of the Offer.

The Offer is being made pursuant to an Offer to Exchange and related documents, each dated May 6, 2015. The completion of the Offer is subject to conditions described in the Offer documents. Subject to applicable law, PHH may waive the conditions applicable to the Offer or extend, terminate or otherwise amend the Offer. The Offer is not contingent upon any minimum tender of Notes.

The issuance of shares of PHH common stock as consideration for the Notes tendered and accepted in the Offer will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on an exemption from registration thereunder. The PHH common stock received by a tendering holder will be freely tradable under U.S. securities laws, unless such tendering holder of Notes is considered an “affiliate” of ours, as that term is defined in the Securities Act.

Tendered Notes accepted by PHH for exchange pursuant to the Offer will be delivered to the trustee under the indenture relating to the Notes and will be retired and cancelled.

Citigroup is acting as PHH’s sole financial advisor in connection with the Offer. Citigroup has not been retained to, and will not, solicit acceptances of the Offer or make any recommendations with respect thereto.

This press release is not an offer to exchange, or a solicitation of an offer to exchange, any Notes. The Offer is being made only on the terms and subject to the conditions described in the Offer to Exchange and related documents, which will be distributed to holders of Notes, who are advised to read such documents because they contain important information. Copies of the Offer to Exchange and related documents will be filed with the Securities and Exchange Commission as exhibits to a Schedule TO and will be available for free at the Securities and Exchange Commission’s web site at www.sec.gov.

Holders of Notes may address questions about the Offer or make requests for copies of the Offer to Exchange and related documents for free to Global Bondholder Services Corporation, the information agent for the Offer, by calling (212) 430-3774.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States. PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Rob Crowl

robert.crowl@phh.com

856-917-7118

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038